Exhibit 99.d.1.i

AMENDED AND RESTATED APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Funds	Annual Management Fee Rate (as a percentage of average daily net assets)

Optimum Large Cap Growth Fund	0.80% 0.7875% 0.7625% 0.7375% 0.725%	of assets up to $250 million of assets from $250 million to $300 million of assets from $300 million to $400 million of assets from $400 million to $500 million of assets over $500 million

Optimum Large Cap Value Fund	0.80% 0.7375% 0.7125% 0.6875%	of assets up to $100 million of assets from $100 million to $250 million of assets from $250 million to $500 million of assets over $500 million

Optimum Small Cap Growth Fund	1.10%	of assets

Optimum Small Cap Value Fund	1.05% 1.025% 1.00%	of assets up to $75 million of assets from $75 million to $150 million of assets over $150 million

Optimum International Fund	0.875% 0.80% 0.78% 0.765% 0.73%	of assets up to $50 million of assets from $50 to 100 million of assets from $100 to 300 million of assets from $300 to 400 million of assets over $400 million

Optimum Fixed Income Fund	0.70% 0.65% 0.60% 0.55% 0.50%	of assets up to $25 million of assets from $25 million to $100 million of assets over $100 million to $500 million of assets over $500 million to $1 billion of assets over $1 billion

AGREED AND ACCEPTED:
as of April 1, 2007

OPTIMUM FUND TRUST		DELAWARE MANAGEMENT COMPANY
a series of Delaware Management Business Trust

By:	/s/ John C.E. Campbell	By:	/s/ Patrick P. Coyne
Name:	John C.E. Campbell	Name:	Patrick P. Coyne
Title:	President/Chief Executive Officer	Title:	President